SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

eBay Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2005
To the Stockholders of eBay Inc.:
      Notice is Hereby Given that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Thursday, June 23, 2005, at 8:00 a.m. Pacific time at the Silicon Valley Conference Center, El Camino Room, 2161 N. First Street, San Jose, California 95131 for the following purposes:

1.	To elect four directors to hold office until our 2008 Annual Meeting of Stockholders.

2.	To approve our eBay Incentive Plan in order to qualify it under Section 162(m) of the Internal Revenue Code.

3.	To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 1,790,000,000 shares to 3,580,000,000 shares.

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2005.

5.	To consider a stockholder proposal regarding granting of performance-vesting shares to senior executives.

6.	To consider a stockholder proposal regarding the voting standard for director elections.

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
    These business items are described more fully in the Proxy Statement accompanying this Notice.
    The Board of Directors has fixed the close of business on April 25, 2005 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary
San Jose, California
May 16, 2005

       The proxy statement and the accompanying form of proxy are being mailed on or about May 16, 2005 in connection with the solicitation of proxies on behalf of the Board of Directors of eBay. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy or voting instruction card. For specific instructions on voting, please refer to the instructions on the proxy or voting instruction card.

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2005 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2005 Annual Meeting of Stockholders, which will take place on June 23, 2005. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. eBay’s 2004 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are six proposals scheduled to be voted on at the Annual Meeting:

•	the election of four directors for a three-year term;

•	the approval of the eBay Incentive Plan in order to qualify it under Section 162(m) of the Internal Revenue Code;

•	the approval of an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 1,790,000,000 shares to 3,580,000,000;

•	a stockholder proposal regarding granting of performance-vesting shares to senior executives; and

•	a stockholder proposal regarding the voting standard for director elections.

In addition, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2005.

Q:	What are eBay’s Board of Directors’ voting recommendations?

A:	eBay’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the amendment to our Certificate of Incorporation, “FOR” the approval of our eBay Incentive Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, and “AGAINST” the two stockholder proposals.

Q:	What class of shares is entitled to be voted? How many shares can vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on April 25, 2005, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 25, 2005, 1,349,781,463 shares of common stock were outstanding and entitled to vote.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on the record date of April 25, 2005 may be voted by you. You may cast one vote per share of common stock that you held on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

•	Stockholder of Record

If your shares are registered directly in your name with eBay’s transfer agent, Mellon Investor Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

•	Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner or nominee, you have the right to direct your broker on how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote on the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 25, 2005. If you are a stockholder of record you must bring proof of identification. If you hold your shares through a stock broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 25, 2005. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at http://investor.ebay.com.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting by Internet, by telephone or by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); (2) filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office; or (3) attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the eBay Incentive Plan, the approval of the amendment to the Certificate of Incorporation, the ratification of the selection of PricewaterhouseCoopers LLP, and the stockholder proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, except that in the case of a broker voting instruction card, your broker may only vote on those matters over which the broker has discretionary voting power.

Q:	Who will count the votes?

A:	A representative of ADP Investor Communication Services will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the four persons receiving the highest number of “FOR” votes will be elected. The proposal to approve the eBay Incentive Plan, the proposal to ratify the selection of the auditors, and the stockholder proposals each require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to be approved. The proposal to amend the Certificate of Incorporation requires the affirmative “FOR” vote of a majority of the shares of common stock outstanding as of April 25, 2005. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described above in “What is the quorum requirement for the Annual Meeting?” in this section.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as, the approval of the eBay Incentive Plan and the two stockholder proposals, absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. Because approval of Proposal 3 (amendment of the Certificate of Incorporation) requires the affirmative vote of a majority of all outstanding shares, broker non-votes have the same effect as a vote “AGAINST” that proposal. For the proposals requiring the affirmative vote of those shares present and entitled to vote, broker non-votes will not affect the outcome of the vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and publish final results in eBay’s quarterly report on Form 10-Q for the second quarter of 2005.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson may solicit proxies by personal interview, mail, telephone and electronic communications. eBay estimates that it will pay Georgeson its customary fee, estimated to be approximately $8,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitations may also be made by personal interview, telephone and electronic communication by directors, officers and other employees of eBay, but we will not additionally compensate our directors, officers or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2006 annual meeting of stock-

holders your proposal must be received by our Corporate Secretary no later than January 9, 2006. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy but will otherwise be considered at the 2006 annual meeting so long as it is submitted to our Corporate Secretary no earlier than March 25, 2006, and no later than April 24, 2006. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our quarterly report on Form 10-Q on November 13, 1998, which can be viewed by visiting our investor relations website at http://investor.ebay.com/edgar.cfm and may also be obtained by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2004 Annual Report may be viewed online on our investor relations website at http://investor.ebay.com/annual.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting http://investor.ebay.com/adp.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebay.com or contact eBay Investor Relations by mail to 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

2005 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Corporate Governance
    Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Ms. Whitman, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.
    The Board of Directors has adopted corporate governance guidelines that, along with the charters of the Board committees and our Code of Business Conduct and Ethics, which we refer to as the Code of Conduct, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of our Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebay.com/governance. (Information contained on eBay’s website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location on our website.
Our Corporate Governance Practices
    We believe open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.
    Governance Guidelines. The Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at http://investor.ebay.com/governance and are summarized below.
    Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.
    Independence. Nasdaq rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that eight of our ten directors are independent under the listing standards of the Nasdaq Stock Market. The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent non-employee directors. In addition, the Board has a designated lead independent director who chairs and can call formal closed sessions of outside directors, leads Board meetings in the absence of the Chairman, and leads the annual board self-assessment. Mr. Tierney is currently the lead independent director, and will serve in that capacity until the Board meeting following our 2006 annual meeting of stockholders.
    Stockholder Communication. Stockholders may communicate with the Board of Directors or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (a) advertisements or promotional communications, (b) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (c) clearly unrelated to our business, industry, management, or Board or committee matters.
    Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend the company’s annual meeting of stockholders. All nine of the directors who were then on the Board attended our 2004 annual meeting of stockholders.
    Formal Closed Sessions. At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.
    Board Compensation. Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review, in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation and has effectively reduced equity compensation by holding the number of options granted annually to the same absolute number notwithstanding two subsequent stock splits. Current Board compensation is described under the heading “Executive Compensation — Compensation of Directors” below.

    Stock Ownership Guidelines. In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under the guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our Chief Executive Officer). Until an executive achieves the required level of ownership, he or she is required to retain 25% of the net shares received as the result of the exercise of eBay stock options. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebay.com/governance. The ownership levels of our executives and directors as of April 1, 2005 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.
    Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors.
    Conflicts of Interest. eBay expects its directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect eBay and its stockholders, eBay regularly reviews its Code of Conduct to ensure that it provides clear guidance to its employees and directors.
    Transparency. eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure transparency of our practices we have posted information regarding our corporate governance procedures on our website at http://investor.ebay.com/governance.
    Board Effectiveness. It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations.
    Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success, and meets to discuss executive succession planning at least annually.
    Auditor Independence. eBay has taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee and we limit the use of our audit firm for non-audit services. The fees for services provided by our auditors in 2004 and 2003 and our policy on pre-approval of non-audit services are described under Proposal 4 below.
    Corporate Hotline. eBay has established a corporate hotline to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matter of concern.
Board Committees and Meetings
    During 2004, our Board of Directors held four meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board of Directors has three principal committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.
Audit Committee
    Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Anderson and Schlosberg and Ms. Lepore. Mr. Anderson is the chairman of the committee. Mr. Kagle served as a member of the committee until September 2004, when Mr. Schlosberg was elected to the committee. The Audit Committee held 11 meetings during fiscal year 2004. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, eBay’s internal control over financial reporting and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest involving executive officers or Board members, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC, and that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.
Compensation Committee
    Our Compensation Committee consists of Messrs. Kagle, Bourguignon, and Tierney. Mr. Kagle is the chairman of the committee. The committee met five times during 2004. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. In addition, the Compensation Committee also prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Stock Market. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.
Corporate Governance and Nominating Committee
    Our Corporate Governance and Nominating Committee consists of Messrs. Cook, Schlosberg, and Tierney and Ms. Lepore. Mr. Cook is the chairman of the committee. Mr. Schlosberg was elected to the committee when he became a director in March 2004. The committee met four times during 2004. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board of Directors and makes recommendations to the Board of Directors on potential Board members (whether created by vacancies or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has retained Spencer Stuart, an executive search firm, to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a complex organization and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s integrity, judgment, skill, diversity of background, and time available to devote to Board activities. The committee will also consider the interplay of a candidate’s skill and experience with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board.
    In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations or director nominations for our 2006 annual meeting of stockholders should submit their proposals to the Corporate Governance and Nominating Committee care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and our 2005 Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Stock Market. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebay.com/governance.

Security Ownership of Certain Beneficial Owners and Management
    The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 1, 2005, by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Summary of Compensation” below and (iv) all executive officers and directors as a group.

	Shares Beneficially
	Owned(1)

Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	215,336,568	16.0%
Jeffrey S. Skoll(3)	90,578,494	6.7
Margaret C. Whitman(4)	31,230,684	2.3
Maynard G. Webb, Jr.(5)	1,532,916	*
Jeffrey D. Jordan(6)	1,473,151	*
Matthew J. Bannick(7)	486,149	*
William C. Cobb(8)	802,583	*
Fred D. Anderson(9)	6,000	*
Philippe Bourguignon(10)	516,250	*
Scott D. Cook(11)	2,209,256	*
Robert C. Kagle(12)	3,728,336	*
Dawn G. Lepore(13)	351,250	*
Richard T. Schlosberg, III(14)	3,200	*
Thomas J. Tierney(15)	22,750	*
All directors and executive officers as a group (21 persons)(16)(17)	263,368,256	19.3

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2005 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,348,840,742 shares of our common stock outstanding as of April 1, 2005. Amounts have been adjusted to reflect the two-for-one stock split effective on February 16, 2005.

(2)	Mr. Omidyar is our Founder and Chairman of the Board. Includes 490,000 shares held by his spouse as to which he disclaims beneficial ownership. The address for Mr. Omidyar is 2145 Hamilton Avenue, San Jose, California 95125.

(3)	Mr. Skoll is a former officer and director of the company. The address for Mr. Skoll is c/o Seiler & Company, LLP, 1100 Marshall Street, Redwood City, CA 94063, Attn: James G.B. DeMartini, III.

(4)	Ms. Whitman is our President and Chief Executive Officer. Includes 7,646,842 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/ A/ D 10/15/99, 1,330,046 shares held by the Griffith R. Harsh, IV, TTEE, GRH 2003 GRAT, and 1,330,046 shares held by the Margaret C. Whitman TTEE, MCW 2003 GRAT, 4,000,000 shares held by the Griffith R. Harsh, IV, TTEE, GRH 2004 GRAT and 4,000,000 shares held by the Margaret C. Whitman TTEE, MCW 2004 GRAT and 2,000,000 shares held by the Griffith R. Harsh, IV, TTEE GRH 2005 GRAT and 2,000,000 shares held by the Margaret C. Whitman TTEE, MCW 2005 GRAT. In addition, it includes (a) 4,792 shares held by Griffith Rutherford Harsh IV Custodian Griffith Rutherford Harsh V UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership and (b) 4,792 shares held by Griffith Rutherford Harsh IV Custodian William Whitman Harsh UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership. Includes 4,954,166 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Whitman is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(5)	Mr. Webb is our Chief Operating Officer. Includes 1,432,916 shares Mr. Webb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Webb is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Jordan is our President, PayPal. Includes 1,432,951 shares Mr. Jordan has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Jordan is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Bannick is our President, eBay International. Includes 465,001 shares Mr. Bannick has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bannick is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Mr. Cobb is our President, eBay North America. Includes 768,583 shares Mr. Cobb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cobb is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(9)	The address for Mr. Anderson is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Includes 514,250 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bourguignon is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

(11)	Includes 2,046,250 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cook is c/o Intuit, Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(12)	Includes 356,250 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Kagle is c/o Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(13)	Includes 311,250 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Lepore is c/o drugstore.com, inc., 13920 S.E. Eastgate Way #300, Bellevue, WA 98005.

(14)	The address for Mr. Schlosberg is 9901 IT-10 West, Suite 800, San Antonio, TX 78230.

(15)	Includes 18,750 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, MA 02116

(16)	Includes 17,211,430 shares subject to options exercisable within 60 days.

(17)	Edward W. Barnholt became a director of the company on April 26, 2005, and is not included in this table.

Proposal 1
Election of Directors
    Our Certificate of Incorporation and Bylaws, as amended to date, provide for the Board to be divided into three classes, with each class having a three-year term. The first class currently consists of four directors and the second and third classes each currently consist of three directors. The term of office for the first class expires at our upcoming Annual Meeting, the term of office for the second class expires at our 2006 Annual Meeting, and the term of office for the third class expires at our 2007 Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
    Our Board is presently composed of ten members, eight of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Stock Market. There are four nominees in the class whose term of office expires at the Annual Meeting, all of whom are currently members of the Board of Directors. Two of the four nominees for election at the Annual Meeting were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2008 Annual Meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal.
    Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our Corporate Governance and Nominating Committee. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unable to serve.

    Set forth below is biographical information for the nominees as well as for each director whose term of office will continue after the Annual Meeting.
Nominees for Election for a Three-Year Term Expiring at Our 2008 Annual Meeting
Fred D. Anderson
    Fred D. Anderson, age 60, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Computer, Inc., a manufacturer of personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson also serves on the board of directors of Apple Computer, Inc. and E.piphany, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. from the University of California, Los Angeles.
Edward W. Barnholt
    Edward W. Barnholt, age 61, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc. from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also serves on the board of directors of KLA-Tencor Corporation. Mr. Barnholt holds a bachelor’s degree and a master’s degree in electrical engineering from Stanford University.
Scott D. Cook
    Scott D. Cook, age 52, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.
Robert C. Kagle
    Robert C. Kagle, age 49, has served as a director of eBay since June 1997. Mr. Kagle has been a Member of Benchmark Capital, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of E-LOAN, Inc. and ZipRealty, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.
The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.
Directors Continuing in Office Until Our 2006 Annual Meeting
Dawn G. Lepore
    Dawn G. Lepore, age 51, has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. She also serves on the board of directors of Catalyst, a research and advisory organization working to expand opportunities for women in business, and as a trustee of Smith College. Ms. Lepore holds a B.A. degree from Smith College.
Pierre M. Omidyar
    Pierre M. Omidyar, age 37, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communication platform company from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Computer, and for other Macintosh-oriented software development companies. Mr. Omidyar is currently Chairman and CEO of Omidyar Network. He also serves on the Board of Trustees of Tufts University and The Santa Fe Institute, and as a director of several private companies. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.
Richard T. Schlosberg, III
    Richard T. Schlosberg, III, age 61, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David & Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg serves on the board of directors of Edison International, and is also a national board member of the Smithsonian Institution and the National Air and Space museum, a member of the USO World Board of Governors, and a trustee of Pomona College. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an M.B.A. degree from the Harvard Business School.
Directors Continuing in Office Until Our 2007 Annual Meeting
Philippe Bourguignon
    Philippe Bourguignon, age 57, has served as a director of eBay since December 1999. Mr. Bourguignon has been the Chairman of Aegis Media France, a media communications and market research company, since April 2004. From September 2003 to March 2004, Mr. Bourguignon was Co-Chief Executive Officer of The World Economic Forum (The DAVOS Forum). From August 2003 to October 2003, Mr. Bourguignon served as Managing Director of The World Economic Forum. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Mediterranee S.A., a resort operator. Prior to his appointment at Club Mediterranee S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A., since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of Real Estate development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.
Thomas J. Tierney
    Thomas J. Tierney, age 51, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.
Margaret C. Whitman
    Margaret C. Whitman, age 48, serves eBay as President and Chief Executive Officer. She has served in that capacity since February 1998 and as a director since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc., a toy company. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995,

Ms. Whitman was employed by The Stride Rite Corporation, a footwear company, in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, an entertainment company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of The Procter & Gamble Company, Gap Inc. and DreamWorks Animation SKG, Inc. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.
Proposal 2
Approval of eBay Incentive Plan
    The Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted the eBay Incentive Plan, which we refer to as the eIP, on March 17, 2005, to be effective as of January 1, 2005, subject to the approval of the eIP by eBay’s stockholders. The eIP is being submitted to stockholders for approval so that payments to certain executive officers under the eIP will be deductible by eBay for federal income tax purposes as described below.
    The eIP is an element of eBay’s overall compensation strategy to align employee compensation with eBay’s business objectives, strategy, and performance. The eIP is designed to reward eBay’s employees for delivering measurable results. The purpose of the eIP is to align compensation with quarterly and annual performance and to enable eBay to attract, retain, and reward highly qualified individuals who contribute to eBay’s success and motivate them to enhance the value of the Company.
    As described below under “Federal Income Tax Information,” Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains certain features that qualify the compensation as “performance-based compensation.”
    The eIP is intended to satisfy the requirements for “performance-based compensation” as required by Section 162(m) of the Code. One of the requirements of “performance-based compensation” is that compensation be paid pursuant to a plan that has been approved by the company’s stockholders. This is the first year eBay is asking stockholders to approve the eIP. However, eBay intends to administer the plan that is being submitted for stockholder approval for 2005 in a manner almost identical to the Management Incentive Plan that eBay has used in the past to motivate employees to drive demonstrated superior results for the company.
    In addition to asking for stockholder approval of the eIP, eBay has structured the eIP to satisfy additional requirements of Section 162(m) of the Code for “performance-based compensation.” The Board believes approval of the eIP is in the best interest of eBay and its stockholders. The eIP motivates and rewards eBay’s employees for achievement of strategic, operational and financial goals that drive stockholder value, and will now be structured to be advantageous for federal income tax purposes.
    If the eIP is not approved by stockholders, it is currently contemplated that eBay would continue to make awards under its current Management Incentive Plan and that such bonuses to “covered employees” would not be deductible under Section 162(m) of the Code to the extent that (in combination with other non-exempt compensation, e.g., salary) they exceed the $1,000,000 limit. If the eIP is not approved by stockholders, it is currently contemplated that eBay would resubmit the eIP for stockholder approval in 2006.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.
    A summary of the eIP is set forth below. The discussion below is qualified in its entirety by reference to the eIP, a copy of which is attached as Appendix A to this proxy statement.
General and Administration
    The eIP provides for a quarterly and annual bonus to eligible eBay employees. The Compensation Committee will be responsible for administering the eIP. The members of the Compensation Committee (or the sub-committee selected to administer the eIP) must qualify as “outside directors” under Section 162(m) of the Code in order for Incentive Awards to “covered employees” to qualify as deductible “performance-based compensation” under the Code. The Compensation Committee will have complete and absolute authority to make decisions regarding the administration of the eIP, including interpreting the terms and provisions, and establishing, adjusting or paying Incentive Awards, even if those actions result in the non-deductibility of those awards. Under the eIP, no participant may receive an award of more than $3,000,000 (or the equivalent amount of equity, based on fair market value on the date of grant) in any fiscal year.
Eligibility
    All active regular full-time and part-time employees who are notified by the Company are eligible to participate in the eIP. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the eIP unless they are specifically made eligible in writing by an executive officer of the Company. In addition, the Company may, in its sole discretion, provide for a payout under the eIP for any employee who has changed positions and, as a result, may have been eligible to participate in the eIP and another bonus program during a quarter. The eIP contains special provisions for designating additional eligible employees (e.g., new hires) for participation in the eIP.
    The actual number of participants cannot be determined in advance. However, as of April 1, 2005, we and our consolidated subsidiaries employed approximately 8,600 persons (excluding approximately 650 temporary employees), any number of whom could be selected by the Compensation Committee as eligible to participate in the eIP.
Performance
    Under the eIP, the Compensation Committee will determine the quarterly, fiscal year, or other performance period for measuring actual performance. The Compensation Committee will establish for each performance period:

•	the performance measures based on business criteria and target levels of performance; and

•	a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals.
    Performance measures may be based on a selection of measurable business criteria, including trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA, net income, earnings per share, return on assets or equity, cash flow, net or operating margin, economic profit, stock price appreciation, total stockholder return, employee productivity, and customer satisfaction metrics. These measures may be described in terms of growth, an absolute number, or relative to an external group, and may be calculated on a GAAP or pro forma basis.
    The Compensation Committee may set performance periods and performance goals that differ from participant to participant. This may include designating performance goals on either company-wide or business unit performance, as appropriate for a participant’s specific responsibilities.
Establishment of Target Bonuses
    The Compensation Committee will designate those eligible employees who are to be participants in the eIP for that year and will specify the terms and conditions for the determination and payment of an Incentive Award to each of those participants. The Compensation Committee may condition the payment of an Incentive Award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, these performance measures will be established within 90 days of the commencement of an annual performance period, or within the period that is the first 25% of each quarter or other performance period.
Committee Certification and Determination of Incentive Awards
    As soon as practicable after the end of each performance period, the Compensation Committee will certify in writing whether the stated performance goals have been met and will determine the amount of the Incentive Award to be paid to each eIP participant. The Compensation Committee may decrease (but cannot increase) an Incentive Award paid to a covered employee. In determining that amount, the Compensation Committee will consider the established target bonuses, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Incentive Award that would otherwise be payable. Individuals who enter the eIP during the year may have their awards prorated.

Payment of Incentive Awards
    Following the Compensation Committee’s determination of Incentive Awards to be paid, those Incentive Awards will generally be paid in cash (subject to any election made by an eligible employee to defer all or a portion of the Incentive Award, if permitted to do so) or equity pursuant to an eBay equity-based award plan under which securities have been registered on Form S-8.
Duration and Amendment
    If the eIP is approved by stockholders, it will be effective for fiscal 2005 and will continue in effect until the fifth anniversary of the date of such approval. The Compensation Committee may amend or terminate the eIP at any time and for any reason. In order to maintain the plan’s qualification under Section 162(m) of the Code, material amendments of the eIP will require stockholder approval.
Proposal 3
Proposed Amendment to our Certificate of Incorporation
    Our Board of Directors has adopted, subject to stockholder approval, an amendment and restatement of our Certificate of Incorporation attached as Appendix B to increase the authorized number of shares of common stock from 1,790,000,000 shares to 3,580,000,000 shares.
    The additional shares of common stock would have rights identical to the currently outstanding common stock. Adoption of the proposed amendment and any issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the outstanding number of shares of the common stock, such as dilution of the earnings per share and voting rights of current holders of common stock. In addition to the 1,348,840,742 shares of common stock outstanding at April 1, 2005, we have reserved 250,929,280 shares for issuance upon the exercise of options and rights granted or to be granted under our equity compensation plans.
    Our Certificate of Incorporation also authorizes 10,000,000 shares of preferred stock. There are no outstanding shares of preferred stock, and this amendment would not change the number of authorized shares of preferred stock.
    If this amendment to increase the authorized number of shares of common stock is approved by the stockholders, it will become effective when we file the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
    In May 2000, August 2003, and February 2005, we effected two-for-one stock splits in the form of a stock dividend. These stock splits used a substantial portion of the currently authorized 1,790,000,000 shares of common stock. Without increasing the number of authorized but unissued shares of common stock, we will be unable to effect any stock splits in the form of a stock dividend in the future. We believe that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. We currently have no specific plans to issue the additional shares of common stock that would be authorized by this proposal. However, these shares will provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes, including stock dividends similar to those discussed above and the following:

•	raising capital;

•	providing equity incentives to employees, officers, or directors;

•	establishing strategic relationships with other companies; and

•	expanding our business or product lines through the acquisition of other businesses or products.
    Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the company with another company), this proposal is not in response to any effort of which we are aware to accumulate eBay’s stock or obtain control of the company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

    The affirmative vote of the holders of a majority of the shares of common stock will be required to approve this amendment to our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 3.
Proposal 4
Ratification of Selection of Independent Auditors
    We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2005. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.
    Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board of Directors and the Audit Committee, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of eBay and our stockholders.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 4.
Audit and Other Professional Fees
    During the fiscal years ended December 31, 2003 and December 31, 2004, fees for services provided by PwC were as follows (in thousands):

	Year Ended
	December 31,

	2003	2004

Audit Fees	$1,548	$3,757
Audit-Related Fees	720	1,617
Tax Fees	65	—

Total	$2,333	$5,374

    “Audit Fees” consisted of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q other services normally provided in connection with statutory and regulatory filings and, in the case of 2004, for attestation services related to Sarbanes-Oxley compliance. “Audit-Related Fees” consisted of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consisted of fees billed for tax payment planning and tax preparation services. Approximately 3% of Tax Fees for 2003 were approved by eBay’s Audit Committee after the provision of services pursuant to the “de minimis” services safe harbor exception for non-audit engagements.
    The Audit Committee of our Board of Directors has determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.
Audit Committee Pre-Approval Policy
    The Audit Committee of our Board of Directors has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. Beginning with the first quarter of 2003, we have disclosed all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

Report of the Audit Committee of the Board of Directors(1)
    We constitute the Audit Committee of the Board of Directors of eBay Inc. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and of management’s assessment of eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting and management’s assessment thereof, reviews of eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.
    During the last year, and earlier in 2005, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2004, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•	reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•	conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the stockholders;

•	discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.
    The Audit Committee held 11 meetings in 2004. Throughout the year we conferred with PwC, eBay’s internal audit team and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, referred to as the 1933 Act, or the Exchange Act of 1934, as amended, referred to as the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

    We have discussed with PwC their independence from management and eBay, and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services described under “Audit and Other Professional Fees” above is compatible with PwC’s obligation to remain independent.
    We have also established procedures for the receipt, retention and treatment of complaints received by eBay regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.
    After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board of Directors determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Fred D. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors. In December 2002, the Board of Directors revised the Audit Committee Charter to reflect new rules and standards set forth in SEC regulations, as well as changes to Nasdaq listing standards. The Board of Directors made additional modifications to the revised Audit Committee Charter in May 2003 and March 2004. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebay.com/governance/charter audit.cfm. Any future changes in the charter or key practices will also be reflected on the website.
    Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2004. We have also recommended, and the Board has approved, the selection of PwC as our independent auditors for 2005.

AUDIT COMMITTEE

Fred D. Anderson
Robert C. Kagle*
Dawn G. Lepore
Richard T. Schlosberg, III**

*	A member until September 9, 2004.

**	A member since September 9, 2004.

Proposal 5
Stockholder Proposal Regarding Performance-Vesting Shares
    We have received a stockholder proposal from the AFL-CIO Reserve Fund, 815 Sixteenth Street NW, Washington, DC 20006. The Fund has requested that we include the following proposal and supporting statement in this proxy statement, and if properly presented by the Fund, this proposal will be voted on at our Annual Meeting. The Fund beneficially owns approximately 400 shares of our common stock. Our Board of Directors recommends that you vote against adoption of this proposal, and we ask stockholders to read management’s response, which follows the proposal.
The Board Of Directors Recommends
A Vote Against Proposal 5.
Shareholder Proposal
    Resolved, that the shareholders of eBay Inc. (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).
    This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.
Supporting Statement
    We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock for meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.
    Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. Stock options can reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.
    Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the “infectious greed” of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.”
    Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.
    Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis — it shouldn’t be just a giveaway.” Former SEC Chairman Richard Breeden has stated that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”
Management Statement in Opposition to Stockholder Proposal
    Our Board and Compensation Committee support the concept of performance-based compensation arrangements as an important component of executive compensation. However, after careful consideration, we believe that adopting a policy requiring a significant portion of future equity compensation grants to senior executives to be performance-based restricted stock would unduly restrict the

Compensation Committee’s choice of compensation alternatives. Therefore, we do not believe the proposal is in the best interests of eBay or its stockholders.
    Our Compensation Committee evaluates eBay’s compensation program annually to ensure that it is aligned with the company’s business objectives and to enable eBay to attract, retain, and reward executive officers and other key employees and motivate them to enhance long-term value for stockholders. The Compensation Committee retains an independent consulting firm as an advisor and resource to help develop and execute the company’s total compensation strategy. In 2003 and again in 2004, the Committee concluded that given the company’s stage of growth, business complexity, and its need to compete for talent with other high-growth companies, stock options remained an extremely important element of total compensation.
    We believe that our Compensation Committee’s approach to date has provided appropriate links between executive compensation and eBay’s performance and has aligned the interests of executives with those of stockholders. Incentive stock options are to some extent inherently performance-based, since their eventual value to the recipient is directly linked to the company’s stock price, which, over the long-term is largely driven by corporate performance. To further align the interests of our executives with our stockholders and ensure our executives are focused on achieving long-term stockholder value, our Board adopted stock ownership guidelines, effective September 2004, which generally require ownership of stock valued at three times base salary for executive officers and five times base salary for our CEO.
    In choosing the type of equity compensation program to use for our executives, the Compensation Committee must consider a variety of factors. Performance-vesting restricted stock has recently received significant attention among compensation experts, and in 2005 the Compensation Committee will consider performance-vesting shares among the various alternatives for long-term equity incentive compensation. However, we believe that it is in the best interest of stockholders to give the Compensation Committee the flexibility and discretion to use and introduce new compensation and equity incentive tools as appropriate, based on the circumstances and information available at the time. This proposal would unduly limit the Compensation Committee’s flexibility by requiring that a substantial portion of equity compensation be in one particular form. Accordingly, we do not believe that adoption of this proposal is in the best interests of our stockholders.
Proposal 6
Stockholder Proposal Regarding Standard for Director Elections
    We have received a stockholder proposal from the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue NW, Washington, DC 20001. The Fund has requested that we include the following proposal and supporting statement in this proxy statement, and if properly presented by the Fund, this proposal will be voted on at our Annual Meeting. The Fund beneficially owns approximately 10,700 shares of our common stock. Our Board of Directors recommends that you vote against adoption of this proposal, and we ask stockholders to read management’s response, which follows the proposal.
The Board Of Directors Recommends
A Vote Against Proposal 6.
Director Election Majority Vote Standard Proposal
    Resolved: That the shareholders of eBay Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
    Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

    Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.
    Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
    It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.
    We urge your support of this important director election reform.
Management Statement in Opposition to Stockholder Proposal
    In March 2005, after the United Brotherhood of Carpenters Pension Fund had submitted its proposal for inclusion in this proxy statement, the Fund and representatives of several other building trades unions formed a working group with representatives of ten public companies to study the feasibility of using the majority vote standard for director elections. The working group members have stated their intent to prepare a report on the majority-vote standard prior to the 2006 proxy season. The American Bar Association has also recently announced the formation of a task force to study whether to recommend a change from the plurality vote standard to the majority vote standard in the ABA’s Revised Model Business Corporation Act, which state lawmakers look to as a reference in drafting state corporate laws.
    While we share the proponent’s goals of fair elections and strong corporate governance, we do not believe that adopting a new standard for the election of our directors before the proponent’s working group and the ABA task force have issued their findings is in the best interest of eBay or its stockholders. The proposed change does not require urgent action. The stockholders of almost all of the largest corporations in America currently elect their directors by plurality vote, and the rules governing plurality voting are well understood. Had the proposed standard been in effect in past years, it would not have changed the outcome of any of our director elections — since eBay has been a public company, each director nominee has received the affirmative vote of more than 95% of the shares voted through the plurality process.
    eBay remains open to the possibility of amending its director election procedures to provide for a majority voting standard if a consensus emerges on the best corporate governance practice in this area. We look forward to reviewing the reports of the proponent’s working group and the ABA task force on this issue, but we do not believe that eBay and its stockholders are best served by adopting a change prematurely.

Our Executive Officers
    Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April 1, 2005.

Name	Age	Position

Margaret C. Whitman	48	President and Chief Executive Officer
Elizabeth L. Axelrod	43	Senior Vice President, Human Resources
Matthew J. Bannick	40	President, eBay International
William C. Cobb	48	President, eBay North America
John Donahoe	44	President, eBay Business Unit
Rajiv Dutta	43	Senior Vice President and Chief Financial Officer
Henry Gomez	41	Senior Vice President, Corporate Communications & Government Relations
Michael R. Jacobson	50	Senior Vice President Legal Affairs, General Counsel and Secretary
Jeffrey D. Jordan	46	President, PayPal
Eskander E. Kazim	39	Senior Vice President, New Ventures
Lynn M. Reedy	49	Senior Vice President, Product, Development and Architecture
Scott Thompson	47	Senior Vice President, Chief Technology Officer, PayPal
Maynard G. Webb, Jr.	49	Chief Operating Officer
    Margaret C. Whitman’s biography is set forth under the heading “Proposal 1 — Election of Directors — Directors Continuing in Office Until Our 2007 Annual Meeting.”
    Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.
    Matthew J. Bannick serves eBay as President, eBay International. He has served in that capacity since December 2004. From October 2002 to November 2004, Mr. Bannick served as Senior Vice President and General Manager, Global Online Payments and Chief Executive Officer of PayPal. From November 2000 to October 2002, Mr. Bannick served as eBay’s Senior Vice President and General Manager, eBay International. From February 1999 to November 2000, Mr. Bannick served in a variety of other executive positions at eBay. From April 1995 to January 1999, Mr. Bannick was an executive for Navigation Technologies (NavTech), a leading provider of digital map databases for the vehicle navigation and internet mapping industries. Mr. Bannick was President of NavTech North America for three years and also served as Senior Vice President of Marketing and Vice President of Operations. From June 1992 to August 1992, Mr. Bannick served as a consultant for McKinsey & Company, a consulting firm, in Europe and from June 1993 to April 1995 in the U.S. Mr. Bannick also served as a U.S. diplomat in Germany during the period of German unification. Mr. Bannick holds a B.A. in Economics and International Studies from University of Washington and an M.B.A degree from the Harvard Business School.
    William C. Cobb serves eBay as President, eBay North America. He has served in that capacity since December 2004. From September 2002 to November 2004, Mr. Cobb served as Senior Vice President and General Manager, eBay International. From November 2000 to September 2002, Mr. Cobb served as eBay’s Senior Vice President, Global Marketing. From February 2000 to June 2000, Mr. Cobb served as the General Manager of Consumer Sales for Netpliance, Inc., an Internet-based content company. From July 1997 to February 2000, Mr. Cobb served as the Senior Vice President of International Marketing for Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.), a restaurant operator and franchiser. From August 1995 to July 1997, Mr. Cobb served as the Senior Vice President and Chief Marketing Officer for Pizza Hut, Inc., a division of Tricon Global Restaurants, Inc. From May 1994 to August 1995, Mr. Cobb served as Vice President of Colas for the Pepsi-Cola Company, a division of PepsiCo., Inc. Mr. Cobb holds a B.S. degree in Economics from the University of Pennsylvania and an M.B.A. degree from Northwestern University.
    John J. Donahoe serves eBay as President, eBay Business Unit. He has served in that capacity since March 2005. From January 2000 to February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College and Sacred Heart and sits on the Advisory Board of Stanford Graduate School of Business. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

    Rajiv Dutta serves eBay as Senior Vice President and Chief Financial Officer. He has served in that capacity since January 2001. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. From February 1998 to July 1998, Mr. Dutta served as the World Wide Sales Controller of KLA-Tencor, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, Mr. Dutta spent ten years, from January 1988 to February 1998, at Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products with operations in over 24 countries. Mr. Dutta held a variety of positions with Bio-Rad, including the group controller of the Life Science Group. Mr. Dutta also serves on the board of directors of Jamadat Mobile Inc., a global publisher of wireless entertainment applications. Mr. Dutta holds a B.A. degree in Economics from St. Stephen’s College, Delhi University in India and an M.B.A. degree from Drucker School of Management.
    Henry Gomez serves eBay as Senior Vice President, Corporate Communications and Government Relations. He has served in that capacity since March 2005. From November 2004 to March 2005, Mr. Gomez served as eBay’s Vice President, Corporate Communications and Government Relations. From March 2000 to November 2004, Mr. Gomez served as eBay’s Vice President, Corporate Communications. From 1993 to March 2000, Mr. Gomez served in various capacities for Home Box Office (HBO), a premium television network, including most recently as Vice President, Corporate Affairs. Mr. Gomez also serves as chairman of the eBay Foundation, a non-profit organization. Mr. Gomez holds a B.A. degree in Political Science from Boston College.
    Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP, specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.
    Jeffrey D. Jordan serves eBay as President, PayPal. He has served in that capacity since December 2004. From April 2000 to November 2004, Mr. Jordan served as eBay’s Senior Vice President, eBay North America. From September 1999 to April 2000, Mr. Jordan served as eBay’s Vice President, Regionals and Services. From September 1998 to September 1999, Mr. Jordan served as Chief Financial Officer for Hollywood Entertainment Corporation, a video rental company, and President of their subsidiary, Reel.com. From September 1990 to September 1998, Mr. Jordan served in various capacities including most recently Senior Vice President and Chief Financial Officer of The Disney Store Worldwide, a subsidiary of The Walt Disney Company. Mr. Jordan holds a B.A. degree in Political Science and Psychology from Amherst College and an M.B.A. degree from the Stanford Graduate School of Business.
    Eskander E. Kazim serves eBay as Senior Vice President, New Ventures. He has served in that capacity since December 2004. From October 2002 to December 2004, Mr. Kazim served as PayPal’s Vice President of Marketing and Business Operations. From March 2002 to October 2002, Mr. Kazim served as eBay’s Vice President, eBay Payments. From November 2000 to March 2002, Mr. Kazim served as eBay’s Vice President of eBay’s Platform Solutions Group. From August 1998 to November 2000, Mr. Kazim served as eBay’s Director of Engineering. Mr. Kazim holds a B.S. degree in Mechanical Engineering from Rice University.
    Lynn M. Reedy serves eBay as Senior Vice President, Product, Development and Architecture. She has served in that capacity since June 2003. From February 2003 to May 2003, Ms. Reedy served as eBay’s Vice President, Product, Development and Architecture. From March 2002 to January 2003, Ms. Reedy served as eBay’s Vice President, Product. From November 1999 to February 2002, Ms. Reedy served as eBay’s Vice President, Product Development. From March 1993 to October 1999, Ms. Reedy was Senior Vice President and Chief Information Officer at Miller Freeman, Inc. Ms. Reedy holds a B.S. degree from the University of Illinois and an M.B.A. from Santa Clara University.
    Scott Thompson serves eBay as Senior Vice President, Chief Technology Officer, PayPal. He has served in that capacity since February 2005. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA. From 1998 to September 2001, Mr. Thompson was Chief Information Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson holds a B.S. degree in Accounting from Stonehill College.
    Maynard G. Webb, Jr. serves eBay as Chief Operating Officer. He has served in that capacity since June 2002. From August 1999 to June 2002, Mr. Webb served as President, eBay Technologies. From July 1998 to August 1999, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer. From February 1995 to July 1998, Mr. Webb was Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. From June 1991 to January 1995, Mr. Webb was Director, IT at Quantum Corporation. Mr. Webb also serves on the board of directors of Gartner, Inc., a high technology research and consulting firm and Peribit Networks, a networking company. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

Executive Compensation
Summary of Compensation
    The following table shows certain compensation earned during the fiscal years ended December 31, 2002, 2003 and 2004, by our Chief Executive Officer and four most highly-compensated other executive officers (based on their total annual salary and bonus compensation), also referred to as the Named Executive Officers, at December 31, 2004.
Summary Compensation Table

						Long-Term and
						Other Compensation

		Annual Compensation				Number of
						Securities
Name and	Fiscal				Other Annual	Underlying	All Other
2004 Principal Positions	Year	Salary(1)	Bonus(2)		Compensation(3)	Options(4)	Compensation(5)

Margaret C. Whitman	2004	$994,052	$1,553,480	(6)	$357,535	1,200,000	$3,164
President and	2003	843,823	1,159,132	(6)	377,496	2,200,000	3,164
Chief Executive Officer	2002	250,008	329,698	(6)	336,654	1,200,000	1,980
Maynard G. Webb, Jr.	2004	620,203	1,880,279	(7)	35,335	650,000	1,009
Chief Operating Officer	2003	582,007	1,266,601	(7)	—	1,100,000	1,009
	2002	531,250	837,154	(7)	—	600,000	1,104
Jeffrey D. Jordan	2004	494,284	937,038	(8)	—	440,000	2,290
President, PayPal	2003	439,345	858,793	(8)	—	600,000	790
	2002	345,102	739,762	(8)	—	540,000	672
Matthew J. Bannick	2004	474,258	944,950	(9)	—	440,000	2,257
President,	2003	423,084	596,264	(9)	—	600,000	2,257
eBay International	2002	334,086	472,540	(9)	15,987	560,000	2,173
William C. Cobb	2004	419,674	1,026,146	(10)	10,796	300,000	2,173
President,	2003	382,519	368,899	(10)	—	500,000	2,173
eBay North America	2002	312,185	240,390	(10)	—	500,000	2,173

(1)	Effective March 1, 2004, all eligible employees of eBay, including certain of the Named Executive Officers, received an annual salary increase representing: (i) in the case of Ms. Whitman, a salary of $995,016 per annum; (ii) in the case of Mr. Webb, a salary of $625,008 per annum; (iii) in the case of Mr. Jordan, a salary of $500,016 per annum; (iv) in the case of Mr. Bannick, a salary of $480,000 per annum; and (v) in the case of Mr. Cobb, a salary of $415,008 per annum. In addition, Mr. Cobb received a salary increase to $450,000 per annum effective October 1, 2004. Total salary amounts reported are lower than these annual salaries because lower salaries were in effect for portions of 2004.

(2)	All 2004 bonuses represent amounts paid in 2004 and 2005 for services rendered in 2004, all 2003 bonuses represent amounts paid in 2003 and 2004 for services rendered in 2003, and all 2002 bonuses represent amounts paid in 2002 and 2003 for services rendered in 2002.

(3)	Represents: (i) in the case of Ms. Whitman for 2004, personal use of eBay’s corporate aircraft, valued at the incremental cost of such use to the company ($229,145), and an additional $128,390 bonus granted by the Compensation Committee in 2005 to cover any income taxes relating to such aircraft use; (ii) in the case of Ms. Whitman for 2003, personal use of eBay’s corporate aircraft, valued at the incremental cost of such use to the company ($307,496), and an additional $70,000 bonus granted by the Compensation Committee in 2004 to cover any income taxes relating to such aircraft use; (iii) in the case of Ms. Whitman for 2002, her personal use of eBay’s corporate aircraft ($171,693), valued at the incremental cost of such use to the company, and of a corporate aircraft from an unaffiliated third-party vendor, which is valued at actual invoiced amounts ($74,961); and an additional $90,000 bonus granted by the Compensation Committee in 2003 to cover any income taxes relating to such aircraft use; (iv) in the case of Mr. Webb for 2004, personal use of eBay’s corporate aircraft, valued at the incremental cost of such use to the company ($28,070), and an additional $7,265 bonus granted by the Compensation Committee in 2005 to cover any income taxes relating to such aircraft use; (v) in the case of Mr. Bannick for 2002, costs associated with family transportation while

Mr. Bannick worked out of our European offices during the summer of 2002; and (vi) in the case of Mr. Cobb for 2004, personal use of eBay’s corporate aircraft, valued at the incremental cost of such use to the company.

Prior to 2004, eBay calculated the cost of the personal use of its corporate aircraft using the Standard Industrial Fare Level (SIFL) tables prescribed under applicable IRS regulations. Beginning in 2004, eBay calculated the value of the personal use of its corporate aircraft by estimating the incremental cost to the company of such use. The calculation of incremental cost is based on the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering and crew expenses associated with such use. Had eBay used the IRS’s SIFL tables to calculate the value of the personal use of its corporate aircraft by Ms. Whitman, Mr. Webb, and Mr. Cobb in 2004, such use would have been valued at $154,267, $13,050, and $7,070, respectively. Because eBay has determined that this incremental cost methodology produces generally higher amounts than use of the SIFL calculation method, the incremental cost methodology has also been used to calculate the value of personal use of corporate aircraft by Ms. Whitman for 2003 and 2002. Prior annual reports and proxy statements reflected the value of Ms. Whitman’s personal use of corporate aircraft in 2003 and 2002 using the SIFL calculation method, and valued such use at $115,857 and $58,101, respectively.

(4)	Amounts have been adjusted to reflect all prior stock splits, including eBay’s two-for-one stock split that occurred on February 16, 2005.

(5)	Represents, in the case of each of the Named Executive Officers, insurance premiums we paid with respect to group life insurance for their benefit and matching contributions under our 401(k) Plan (subject to the maximum of $1,500 per annum).

(6)	Represents amounts paid to Ms. Whitman under eBay’s Management Incentive Plan.

(7)	Represents (i) for 2004, $726,279 paid under eBay’s Management Incentive Plan and $1,154,000 paid under Mr. Webb’s special retention plan; (ii) for 2003, $620,501 paid under eBay’s Management Incentive Plan and $646,100 paid under Mr. Webb’s special retention plan; and (iii) for 2002, $387,254 paid under eBay’s Management Incentive Plan and $449,900 paid under Mr. Webb’s special retention plan. See “Certain Relationships and Related Transactions,” below

(8)	Represents (i) for 2004, $462,948 for 2004 paid under eBay’s Management Incentive Plan, $472,025 under Mr. Jordan’s special retention plans and an additional $2,065 bonus granted by the Compensation Committee in 2005; (ii) for 2003, $361,505 for 2003 paid under eBay’s Management Incentive Plan and $497,288 under Mr. Jordan’s special retention plans; and (iii) for 2002, $202,212 paid under eBay’s Management Incentive Plan, $522,550 paid under Mr. Jordan’s special retention plans and $15,000 paid pursuant to our discretionary reward program. See “Certain Relationships and Related Transactions,” below.

(9)	Represents (i) for 2004, $444,950 paid under eBay’s Management Incentive Plan, and $500,000 paid under Mr. Bannick’s special retention plan; (ii) for 2003, $346,264 paid under eBay’s Management Incentive Plan, and $250,000 paid under Mr. Bannick’s special retention plan; and (iii) for 2002, $207,540 paid under eBay’s Management Incentive Plan, $250,000 paid under Mr. Bannick’s special retention plan and $15,000 paid pursuant to our discretionary reward program. See “Certain Relationships and Related Transactions,” below.

(10)	Represents (i) for 2004, $392,211 paid under eBay’s Management Incentive Plan, $350,000 paid under Mr. Cobb’s special retention plans, a performance bonus of $280,000 granted by the Compensation Committee in 2004, and an additional $3,935 bonus granted by the Compensation Committee in 2005; (ii) for 2003, $298,899 paid under eBay’s Management Incentive Plan, and $70,000 paid under Mr. Cobb’s special retention plan; and (iii) for 2002, $170,390 paid under eBay’s Management Incentive Plan and $70,000 paid under Mr. Cobb’s special retention plan. See “Certain Relationships and Related Transactions,” below.

    The following executive officers received grants of options in 2004 under eBay’s 2001’s Equity Incentive Plan, which we also refer to as the 2001 Plan.
Option Grants During 2004

					Potential Realizable
					Value at Assumed
	Number of	Percentage of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(4)
	Options	Employees	Price Per	Expiration
Name	Granted(1)	during 2004(2)	Share(3)	Date	5%	10%

Margaret C. Whitman	1,200,000	2.8%	$34.62	3/1/14	$26,123,025	$66,200,874
Maynard G. Webb, Jr	650,000	1.5	34.62	3/1/14	14,149,972	35,858,807
Jeffrey D. Jordan	440,000	1.0	34.62	3/1/14	9,578,443	24,273,654
Matthew J. Bannick	440,000	1.0	34.62	3/1/14	9,578,443	24,273,654
William C. Cobb	300,000	0.7	34.62	3/1/14	6,530,756	16,550,219

(1)	Options granted in 2004 were granted under the 2001 Plan. All options granted in 2004 to the Named Executive Officers were granted by our Board, are nonqualified stock options and are subject to a four-year vesting schedule, vesting 12.5% after six months and 1/48 per month thereafter. Amounts have been adjusted to reflect the two-for-one stock split effective on February 16, 2005.

(2)	Based on options to purchase 42,964,094 shares of our common stock granted to employees in 2004.

(3)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the Board of Directors on the date of grant. The exercise prices per share listed in the table above are rounded to the nearest cent. The exercise per share has been adjusted to reflect the two-for-one stock split effective on February 16, 2005.

(4)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a 5% annual rate of appreciation in our common stock over the ten-year term of the option and (ii) for the 10% column, a 10% annual rate of appreciation in our common stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the SEC and do not represent our estimate or projection of the future common stock price. The amounts in this table may not necessarily be achieved.

    The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2004 and the number of shares of our common stock subject to exercisable and unexercisable stock options held as of December 31, 2004, by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2004, which was $58.17.
Aggregate Option Exercises in 2004 and Values at December 31, 2004

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options		In-The-Money Options(3)
	Acquired on	Value
Name	Exercise(1)	Realized(2)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Margaret C. Whitman	—	$—	4,162,500	3,437,500	$179,531,119	$125,116,931
Maynard G. Webb, Jr.	1,400,000	43,896,366	1,188,124	1,321,876	47,708,954	44,076,742
Jeffrey D. Jordan	800,000	22,358,985	1,268,368	852,500	51,442,810	28,386,063
Matthew J. Bannick	791,660	17,813,071	298,334	858,334	10,427,623	28,640,760
William C. Cobb	466,000	14,259,643	633,166	670,834	25,564,447	23,015,857

(1)	Amounts have been adjusted to reflect the two-for-one stock split effective on February 16, 2005.

(2)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(3)	Calculated using the fair market value of our common stock on December 31, 2004 ($58.17), as adjusted to reflect the two-for-one stock split effective February 16, 2005, less the exercise price of the option.
Equity Compensation Plan Information
    The table below gives information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2004, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, 1999 Global Equity Incentive Plan, 2001 Equity Incentive Plan, and 2003 Deferred Stock Unit Plan, as well as shares of our common stock that may be issued under individual compensation arrangements that were not approved by our stockholders, also referred to as our Non-Plan Grants. We refer to these plans and grants collectively as our Equity Compensation Plans. No warrants or rights are outstanding under any of the foregoing plans.
    As of April 1, 2005, there were 1,348,840,742 shares of eBay’s common stock outstanding. As of April 1, 2005, there were (i) 144,172,474 shares to be issued upon the exercise of outstanding options or awards under our Equity Compensation Plans at a weighted average exercise price of $26.38, and with a weighted average remaining life of 8.00 years, and (ii) 140,000 shares of restricted stock granted under our Equity Compensation Plans. As of April 1, 2005, there were 99,556,806 shares available for future grants under our Equity Compensation Plans.

    The following table gives information about our Equity Compensation Plans as of December 31, 2004:

				(c)
	(a)		(b)	Number of Securities Remaining
	Number of Securities to be		Weighted Average	Available for Future Issuance
	Issued upon Exercise of		Exercise Price of	under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column(a))

Equity compensation plans approved by securityholders	134,119,868		$24.08	122,712,098 (1)
Equity compensation plans not approved by securityholders	1,690,000	(2)(3)(4)(5)(6)	0.39	—

Total	135,809,868		$23.79	122,712,098

(1)	Includes 5,987,748 shares of our common stock remaining available for future issuance under our 1998 Employee Stock Purchase Plan, as amended, or the ESPP, as of December 31, 2004. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities available for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year. An aggregate amount of 1,212,252 shares was purchased under the ESPP in 2004. None of our other plans has an “evergreen” provision.

(2)	Does not include 396 shares of our common stock, with a weighted average exercise price of $0.27 per share, to be issued upon exercise of outstanding options assumed by us under the Billpoint, Inc. 1999 Stock Option Plan, or the Billpoint Plan, in connection with our acquisition of Billpoint in 1999, as we cannot make subsequent grants or awards of our equity securities under the Billpoint Plan. Prior to our acquisition of Billpoint, the stockholders of Billpoint approved the Billpoint Plan. Our stockholders, however, did not approve the Billpoint Plan in connection with our acquisition of Billpoint.

(3)	Does not include 26,884 shares of our common stock, with a weighted average exercise price of $9.53 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan, or the Half.com Plan, in connection with our acquisition of Half.com in 2000, as we cannot make subsequent grants or awards of our equity securities under the Half.com Plan. Prior to our acquisition of Half.com, the stockholders of Half.com approved the Half.com Plan. Our stockholders, however, did not approve the Half.com Plan in connection with our acquisition of Half.com.

(4)	Does not include 780 shares of our common stock, with a weighted average exercise price of $0.19 per share, to be issued upon exercise of outstanding options assumed by us under the Confinity, Inc. 1999 Stock Plan, or the Confinity Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the Confinity Plan. The Confinity Plan was assumed by PayPal in connection with its merger with Confinity in 2000. Prior to our acquisition of PayPal and PayPal’s merger with Confinity, the stockholders of Confinity approved the Confinity Plan. Our stockholders, however, did not approve the Confinity Plan in connection with our acquisition of PayPal.

(5)	Does not include 165,994 shares of our common stock, with a weighted average exercise price of $0.76 per share, to be issued upon exercise of outstanding options assumed by us under the X.com Corporation 1999 Stock Plan, or the X.com Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the X.com Plan. Prior to our acquisition of PayPal, the stockholders of PayPal approved the X.com Plan. Our stockholders, however, did not approve the X.com Plan in connection with our acquisition of PayPal.

(6)	Does not include 1,234,440 shares of our common stock, with a weighted average exercise price of $8.95 per share, to be issued upon exercise of outstanding options assumed by us under the PayPal, Inc. 2001 Equity Incentive Plan, or the PayPal Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the PayPal Plan. Prior to our acquisition of PayPal, the stockholders of PayPal approved the PayPal Plan. Our stockholders, however, did not approve the PayPal Plan in connection with our acquisition of PayPal.
    The only outstanding Non-Plan Grant as of December 31, 2004 relates to an individual compensation arrangement that was made prior to the initial public offering of our Common Stock in 1998. At the time of this Non-Plan Grant, members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. This Non-Plan Grant has been previously disclosed in our initial public offering Prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and
“— Compensation Arrangements.” Except as set forth below, the terms and conditions of this Non-Plan Grant are identical to the terms of our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering.
    The outstanding Non-Plan Grant involved the Board’s grant of an option to purchase 3,600,000 shares of our Common Stock at an exercise price of $0.39 to Mr. Cook upon his joining our Board in June 1998 as an independent director. These options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. These options vested as to 25% of the underlying shares in June 1999 and as to 2.08% of the shares each month thereafter until they fully vested in June 2002. Mr. Cook exercised options to purchase 480,000 shares in 2002 and exercised options to purchase an additional 1,430,000 shares during 2003. As of December 31, 2004, options to purchase 1,690,000 shares remained outstanding under the Non-Plan Grant.
Employment Agreements, Change-in-Control Arrangements, and Retention Bonus Plans
    We do not have long-term employment agreements or change-in-control arrangements with any of our executive officers, nor are any of our executive officers covered by any pension plan or deferred compensation plan. We do not have any severance payment arrangements with any of our executive officers, except that under his July 17, 1999 offer letter, if Mr. Webb is terminated other than for cause, he is entitled to receive salary compensation for six months, and if he remains unemployed at the end of such six-month period, he is eligible to received additional salary compensation for the lesser of six months or commencement of other employment. “Certain Relationships and Related Transactions,” below, contains descriptions of the special retention bonus plans that we have entered into with certain of our executive officers.
Compensation of Directors
    New directors who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000 under our 2003 Deferred Stock Unit Plan. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board will vest as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48 of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity
    Non-employee directors are also eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. Each eligible director is granted an option to purchase 15,000 shares, of eBay common stock at the time of each annual meeting if he or she has served continuously as a member of the Board since the date elected. The Compensation Committee of the Board elected to maintain the annual option grant under the Directors Plan at 15,000 shares notwithstanding the two-for-one split of eBay common stock in February 2005. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48 of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay. In the event of a change of control of eBay, the Directors Plan provides that options granted under that plan will become fully vested, and the individual award agreements for directors under the 2003 Deferred Stock Unit Plan provide that DSUs granted under that plan will become fully vested.
    Non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $10,000 per year, and the Lead Independent Director and all other committee chairs receive an additional $5,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), DSUs with an initial value equal to the amount of these fees. Each non-employee director also receives meeting fees of $2,000 for each Board meeting and $1,000 for each committee meeting. During 2004, in connection with travel to Board meetings, the company purchased commercial airfare for the spouses of Mr. Anderson and Mr. Schlosberg valued at approximately $8,800 and $7,300, respectively.
    Mr. Omidyar, eBay’s founder and the Chairman of its Board of Directors, does not receive compensation for his service on the Board of Directors.

Report of the Compensation Committee of the Board of Directors
on Executive Compensation(1)
    We constitute the Compensation Committee of the Board of Directors of eBay Inc. We are all independent, non-employee directors and none of us has ever been an officer or employee of eBay. We are responsible to eBay’s Board of Directors and stockholders for the design, administration, and oversight of the compensation and benefits programs for eBay’s executive officers, including the CEO.
    The goals of eBay’s compensation program are to align compensation with business objectives and performance and to enable eBay to attract, retain and reward executive officers and other key employees who contribute to eBay’s long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, we employ a mix of total compensation elements currently composed of base salary, cash bonus and stock options.
    eBay’s pay positioning strategy is to target total annual cash (i.e., base salary and short-term incentives) of the executive group as a whole at median competitive levels. eBay also adds benefits and perquisites to salary and bonus in order to evaluate the company’s positioning of total annual compensation relative to the competitive market.
    The positioning of eBay’s long-term incentive awards reflect eBay’s growth, stage of development, compensation strategy and performance alignment as well as the financial and market performance of the company in the preceding year. Based on these factors, the Committee has concluded that stock options continue to be the optimal long term incentive award for the company at this time. The Committee considers total stockholder return, revenue growth, and net income growth in absolute terms and relative to eBay’s peer groups of technology and consumer products companies in positioning long-term incentive awards. For example, if eBay’s performance is average, target long-term incentive values will be positioned at the 50th percentile of the market. If eBay’s performance is high, target long-term incentive values could be positioned as high as the 75th percentile of the market. If eBay’s performance is low, target long-term incentive values could be positioned as low as the 25th percentile of the market.
    The Committee retains an independent consulting firm as an advisor and resource to help develop and execute the company’s total compensation strategy. To provide the company with information for making external compensation comparisons, the consultant provides competitive data for each executive position by analyzing proprietary surveys and publicly disclosed documents of selected high-tech and consumer-product companies, taking into consideration eBay’s current and anticipated size, scope of operations, and business focus. Some, but not all, of these companies are included in the indices shown in our performance graph under the heading “Performance Measurement Comparison.”
    Base Salary. Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. The Committee meets at least annually to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices (which is the primary determinant of the range within which individual salaries are set); individual performance against goals; levels of responsibility; breadth of knowledge; and prior experience. For 2004, based in part on external comparisons and recommendations by the CEO (for non-CEO executive officer compensation), we increased the salary levels of some of our executive officers beginning March 1, 2004. We set the base salaries of our executive officers (other than our CEO) in a range from $335,016 to $625,008. As reported last year in the company’s proxy statement for eBay’s 2004 Annual Meeting, Meg Whitman’s salary was increased from $990,000 to $995,016 effective March 1, 2004.
    Bonus. In 2004, payments made through eBay’s bonus plan were variable and designed to reward participants quarterly based on Company financial and individual performance. The management incentive plan, or “MIP,” for our officers (including our executive officers) provides for (i) quarterly bonuses based upon financial targets set by our Committee for each quarter and on achievement of quarterly individual goals, so long as minimum financial performance thresholds have been met and (ii) an annual bonus based solely on attainment of annual financial targets. The financial performance measures for the plan in 2004 were pro-forma net income and net revenue. The Committee believes these goals are the strongest drivers of long-term value for the company.
    In 2004, quarterly bonus amounts could range from 0% to 160% of an executive’s target opportunity, based on financial and individual performance in that quarter. The maximum that could be paid on the annual component was 200% of target. 50% of the total 2004 bonus target was based on quarterly performance (12.5% per quarter) and 50% was based on annual performance. Quarterly

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

bonus payments were based on attainment of financial and individual goals and the annual payment was based solely on attainment of financial goals. Total annual target bonus amounts for the named executive officers (other than the CEO) were 60% to 75% of base salary, depending upon position. The target bonus amount for our CEO was 100%.
    In 2004, eBay exceeded financial targets for every quarter except the fourth quarter, which contributed, along with individual performance, to quarterly bonus payments for eBay executives ranging from 0% to 160% of quarterly target opportunity. Based on eBay’s 2004 performance, the annual component for all executives, including the CEO, was paid out at 200%.
    In 2004, payments were made to several executives in accordance with the terms of the special retention plans and other bonus plans established for these officers in prior years. The individual payments made are shown in the Summary Compensation Table and explained under the heading “Certain Relationships and Related Transactions.”
    Stock Options. eBay’s stock option plans are designed to align participants with the long-term interests of eBay’s stockholders and to provide a total compensation opportunity commensurate with Company performance. Initial grants of stock options are generally made to eligible employees upon commencement of employment. Following the initial hire, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. Stock options under the option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our option grants is set at 100% of the fair market value of our common stock on the date of grant.
    As described above, the targeted positioning for the value of eBay’s long term incentives would be the 50th percentile of the market for average performance, up to 75th percentile for high performance, and as low as 25th percentile for low performance. Given eBay’s superior performance in 2003, long-term incentive values for 2004 were positioned at approximately the 75th percentile of competitive levels. This positioning was subject to an aggregate stock dilution objective set forth by the Committee. Given eBay’s superior performance in 2004, the Committee approved 75th percentile positioning of long-term incentive values for 2005, subject to the dilution objective described below.
    In 2004, eBay engaged an independent consulting firm to conduct a thorough review of market practices related to the average annual gross dilution from employee stock option grants and market trends anticipated for 2005 through 2006. This study indicated a downward trend in annual gross dilution in the competitive market. As a result, the Committee adopted a gross dilution rate of 2.5% for employee stock option grants during 2005, including grants to existing employees and grants associated with anticipated growth in eBay’s employee base. The 2.5% dilution level for 2005 is down from approximately 4% in 2004. The Company believes that the current 2.5% gross dilution rate target is consistent with current market conditions.
    Initial stock option grants and “follow-on” (periodic) option grants for plan participants are generally determined within ranges established for each job level. These ranges are established based on the company’s desired pay positioning relative to the competitive market. Initial option grants for specific individuals also take into account specific recruitment needs. Follow-on option grants to specific individuals are based upon a number of factors, including performance of the individual, job level, future potential, competitive external levels, and past option grants. eBay generally makes follow-on grants for its employees (including officers) once a year in the first quarter. The Board of Directors has delegated the authority to make option grants to non-officers to a Non-Officer Stock Option Grant Committee consisting of Ms. Whitman.
    CEO Compensation. Similar to other eBay employees, Ms. Whitman’s quarterly bonus awards were determined based on eBay’s financial performance and her individual performance. Ms. Whitman’s annual bonus award was determined based on eBay’s annual financial performance. To determine individual performance, the Committee considered several factors. These were the attainment of eBay’s strategic objectives and growth initiatives, including acquisitions, and her leadership of the company’s management throughout the year. As noted above, eBay exceeded its financial targets each quarter of 2004 other than the fourth quarter. Accordingly, taking financial and individual performance into account, Ms. Whitman received an aggregate annual bonus of 156% of her base salary, as compared to a target opportunity of 100%. In addition, at the end of the year, consistent with the company’s past practice, Ms. Whitman received an additional bonus of $128,390 to cover any income taxes relating to personal use of the company’s aircraft during the year.
    As previously reported, during the first quarter of 2004, the Committee considered Ms. Whitman’s compensation for 2004. The Committee determined it would be appropriate to apply similar criteria to Ms. Whitman as it applied to other executive officers. Accordingly, it increased Ms. Whitman’s salary from $990,000 to $995,016, effective March 1, 2004. Ms. Whitman’s bonus target was maintained at 100%. In March 2004, Ms. Whitman was also granted an option to purchase 1,200,000 shares, vesting over four years.

    During the first quarter of 2005, the Committee considered Ms. Whitman’s compensation for 2005. To assist it in its determination, it again received advice from its independent compensation consultant. In light of the company’s continued strong financial results, Ms. Whitman’s success in growing and restructuring the company’s organization and management team in tandem with the company’s growth, including significant international expansion, and Ms. Whitman’s own preference for long-term compensation over increases in other forms of compensation, the Committee maintained Ms. Whitman’s salary at $995,016, kept her bonus target at 100% and granted her an option to purchase 550,000 shares, vesting over four years. The options expire ten years from the date of grant. Ms. Whitman does not have a change-in-control or severance payment arrangements or any agreement entitling her to base salary, cash bonus, perquisites or new equity grants following termination of employment. eBay also does not have any pension plan or deferred compensation plan that is available to Ms. Whitman or any other employee.
    Section 162(m). eBay is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Given the company’s consistent profitability, the Committee believes that it is in the best interests of eBay and its stockholders to pay bonuses to its Named Executive Officers that are deductible by eBay for federal income tax purposes. If stockholder approval is obtained for the eBay Incentive Plan, or eIP, the eIP will satisfy the requirements of Section 162(m) for “performance-based” compensation. As a result, the company’s stockholders are being asked to approve the eIP (Proposal 2). This is the first year that eBay is asking stockholders to approve the eIP. However, the plan that is submitted for stockholder approval is almost identical to the MIP that eBay has used in the past. In 2004, the Board adopted and stockholders approved amendments to the company’s 1999 Global Equity Incentive Plan to allow awards under that plan to qualify as “performance-based compensation.” The Board continues to reserve the flexibility and authority to make decisions that are in the best interest of the company and its stockholders, even if those decisions do not result in full deductibility under Section 162(m).
    In 2004, because the MIP did not satisfy Section 162(m) requirements, a portion of the cash compensation of Mr. Webb, Mr. Jordan, and Ms. Whitman was not deductible.
    Summary. Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon individual and eBay performance, and realization of value by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance. We will continue to review executive compensation programs periodically and will consider new and revised programs, as appropriate, to ensure the interests of stockholders are served.

COMPENSATION COMMITTEE

Philippe Bourguignon
Robert C. Kagle
Thomas J. Tierney

Compensation Committee Interlocks and Insider Participation
    The members of the Compensation Committee of our Board are Philippe Bourguignon, Robert C. Kagle, and Thomas J. Tierney. No member of our Board’s Compensation Committee is or was formerly an officer or an employee of eBay. No interlocking relationship exists between our Board and its Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.
    Mr. Kagle, a member of our Compensation Committee, is a member of the general partner of certain venture capital funds that beneficially hold greater than a 10% equity interest in Business.com, Inc. In late 2003, we entered into an advertising and related services agreement with Business.com, Inc., under which we incurred fees of approximately $80,000 in 2004 and under which we currently expect to incur a similar amount of fees in 2005. We believe this transaction was made on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Performance Measurement Comparison(1)
      The graph below shows the cumulative total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) on December 31, 1999 in (i) our common stock, (ii) the Nasdaq National Market Index, (iii) the S&P 500 Index and (iv) the Goldman Sachs Internet Index. We were added to the S&P 500 Index on July 19, 2002. The Goldman Sachs Internet Index is a modified-capitalization weighted index of 13 stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. Our stock price performance shown in the graph below is not indicative of future stock price performance.

(1) The material in this section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Relationships and Related Transactions
    We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.
    In August 2000, Mr. Webb, our Chief Operating Officer, entered into a four-year term loan with us at an interest rate of 6.37% per annum, with 10%, 15%, 25% and 50% of principal on the loan due on each of the first, second, third and fourth anniversary of the loan’s issue date, respectively. The principal amount on the loan was approximately $2,169,800, which amount represented the principal and accrued interest due at the end of a one-year term loan entered into in August 1999 between Mr. Webb and us shortly after his relocation to San Jose as a result of his joining eBay in 1999, and was secured by Mr. Webb’s principal place of residence. In January 2001, we entered into a special retention bonus plan with Mr. Webb, under which Mr. Webb received bonus payments in August of 2001, 2002, 2003, and 2004. Payment amounts under Mr. Webb’s bonus plan are $355,200 for 2001, $449,900 for 2002, $646,100 for 2003 and $1,154,000 for 2004, and the terms of the bonus plan allowed those amounts to be used to pay principal and interest owed to us under the terms of his loan. In August 2001 and August 2002, in accordance with the terms of his loan, Mr. Webb paid down $355,200 and $449,900, respectively, of principal and accrued interest on the loan. In January 2003, Mr. Webb prepaid in full the principal and accrued interest on his loan in the amount of approximately $1,670,800.
    In May 2000, Mr. Jordan, our President, PayPal, entered into two four-year term loans with us at an interest rate of 6.40% per annum, with principal and accrued interest payable on each loan in equal installments on each anniversary. The principal amounts on the loans were $1,000,000 and $900,000, respectively, with the loan amounts secured by Mr. Jordan’s principal place of residence. In May 2000, we entered into a special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in May of 2001, 2002, 2003, and 2004. Payment amounts under this Mr. Jordan’s bonus plan were $314,000 for 2001, $298,000 for 2002, $282,000 for 2003, and $266,000 for 2004, and the terms of the bonus plan allowed those amounts to pay principal and interest owed to us under the loans described in this paragraph. In July 2000, Mr. Jordan repaid in full the principal and accrued interest on the $900,000 term loan. In addition, in April 2001, Mr. Jordan entered into a four-year term loan with us at an interest rate of 4.94% per annum, with principal and accrued interest payable in equal installments on each anniversary of this loan. The principal amount on this loan was $750,000, with the loan amount secured by Mr. Jordan’s principal place of residence. In April 2001, we entered into a second special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in April of 2002, 2003, and 2004 and remains eligible to receive a bonus payment in April 2005 if he is then employed by us. Payment amounts under this bonus plan with Mr. Jordan are $224,550 for 2002, $215,288 for 2003, $206,025 for 2004, and $196,763 for 2005, and the terms of the bonus plan allowed those amounts to be used to pay principal and interest owed to us under the loans described in this paragraph. In May 2001, May 2002, and May 2003, Mr. Jordan paid down $314,000, $298,000 and $282,000, respectively, of principal and accrued interest on his May 2000 loan. In April 2002 and April 2003, Mr. Jordan paid down $224,550 and $215,288, respectively, of principal and accrued interest on his April 2001 loan. In July 2003, Mr. Jordan prepaid in full the principal and accrued interest on both the May 2000 and April 2001 loans in the amounts of $252,762 and $380,380, respectively.
    In March 2001, in connection with his relocation to San Jose as a result of his joining eBay in November 2000, Mr. Cobb, our President, eBay North America, entered into a four-year, non-interest bearing term loan with us in the amount of $840,000. The loan to Mr. Cobb was secured by his principal place of residence. Principal payments of $70,000 were due on the first, second and third anniversary of his start date, and a balloon payment of the remaining principal was due on the fourth anniversary of his start date. In November 2000, we entered into a special retention bonus plan with Mr. Cobb under which Mr. Cobb received a $70,000 bonus payment in November of 2001, 2002, 2003 and 2004. In April 2002, we entered into a second special retention bonus plan with Mr. Cobb under which Mr. Cobb received a $280,000 bonus payment in November 2004. The terms of the bonus plans allowed these bonus payments to be used to pay principal payments due under Mr. Cobb’s loan. In each of November 2001, 2002 and 2003, Mr. Cobb paid down $70,000 of principal on his loan, and in November 2004 Mr. Cobb paid the remaining $630,000 in principal on his loan. Mr. Cobb’s maximum indebtedness to eBay during 2004 was $630,000.
    In September 2002, we entered into a special retention bonus plan with Mr. Bannick. Under the terms of this bonus plan, Mr. Bannick received a $250,000 bonus payment after the closing of our acquisition of PayPal in October 2002 and upon his acceptance of the new position as our Senior Vice President and General Manager, Global Online Payments. In addition, the terms of the bonus plan provided for three performance-based bonus payments of up to $250,000 related primarily to the integration and performance of our PayPal subsidiary, payable on each of the nine months, 18 months, and 24 months after the October 2002 closing of the PayPal acquisition. Mr. Bannick received $250,000 payments in July 2003, April 2004 and October 2004.
    Mr. Omidyar, our Founder and the Chairman of our Board of Directors, and Mr. Skoll, a beneficial owner of more than 5% of our common stock, from time to time make their personal aircraft available to our officers for business purposes at no cost to us. The imputed cost of the aircraft use was not material to our consolidated financial statements.

    Another transaction is described under the caption “Compensation Committee Interlocks and Insider Participation”.
Section 16(a) Beneficial Ownership Reporting Compliance
    Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
    We believe that during the fiscal year ended December 31, 2004, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that:

•	one late Form 3 was filed by Douglas Jeffries, our Principal Accounting Officer, on August 27, 2004 to report Mr. Jeffries becoming a Section 16 reporting individual as of August 5, 2004, and two late Form 4 reports were filed on August 27, 2004 to show purchases of eBay stock made by Mr. Jeffries on August 10, 2004 and August 12, 2004; and

•	one late Form 3 was filed by Eskander E. Kazim, our Senior Vice President, New Ventures, on December 20, 2004 to report Mr. Kazim becoming a Section 16 reporting individual as of December 7, 2004 and one late Form 4 report was filed on December 20, 2004 to report a stock option granted to Mr. Kazim on December 10, 2004.
    In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

Other Matters
    The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary
May 16, 2005
Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2004 are available by visiting our investor relations website at http://investor.ebay.com/annual.cfm or free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A
EBAY INCENTIVE PLAN
1.     Purpose.
        The eBay Incentive Plan is an element of eBay’s overall compensation strategy to align employee compensation with eBay’s business objectives, strategy, and performance. The Plan is designed to reward eBay’s employees for delivering measurable results. The purpose of the Plan is to align compensation with quarterly and annual performance and to enable eBay to attract, retain, and reward highly qualified individuals who contribute to eBay’s success and motivate them to enhance the value of the Company.
2.     Definitions.
        (a) “Board” means eBay’s Board of Directors.
        (b) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.
        (c) “Committee” means the Compensation Committee of eBay’s Board of Directors (and any committee to which the Compensation Committee has delegated its authority as set forth in Section 3(b) hereof); in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code.
        (d) “eBay” or “Company” means eBay Inc. or any corporation or business entity of which eBay (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.
        (e) “Eligible Employee” means all active regular full-time and part-time employees who are notified by the Company are eligible to participate in the Plan.
        (f) “Incentive Award” means any cash or equity incentive payment made under the Plan.
        (g) “Performance Period” means the period in which performance is measured for which Incentive Awards are paid, as determined by the Committee.
        (h) “Plan” means this plan, which shall be known as the eBay Incentive Plan or eIP.
        (i) “Plan Year” means the calendar year.

3.	Administration.
        (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority to:
            (i) interpret, construe, and administer all questions of policy and expediency pertaining to the Plan;
            (ii) adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;
            (iii) select Eligible Employees to receive Incentive Awards;
            (iv) determine the terms of the Incentive Awards;
            (v) determine the amounts subject to Incentive Awards, including the exclusive right to establish, adjust, pay or decline to pay the Incentive Award for each Eligible Employee, provided that the exercise of such discretion shall not have the effect of increasing the Incentive Award that is payable;
            (vi) determine whether Incentive Awards will be granted in replacement of, or alternatives to, any other incentive or compensation plan of eBay or an acquired business unit;

            (vii) grant waivers of Plan or Incentive Award conditions (including any waiver that would cause an Incentive Award not to be deductible by the Company);
            (viii) determine the form of payment of an Incentive Award, which may be in cash, stock or other property as determined by the Committee;
            (ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or any Incentive Award or notice;
            (x) take any and all actions it deems necessary or advisable for the proper administration of the Plan;
            (xi) adopt such Plan procedures, regulations, subplans and the like as deemed necessary to enable Eligible Employees to receive awards; and
            (xii) amend the Plan at any time and from time to time, provided that no amendment to the Plan shall be effective unless approved by eBay’s stockholders to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to Incentive Awards that are intended to qualify under that Section.
        (b) The Committee may delegate its authority to grant and administer Incentive Awards to a separate committee; however, only the Committee may grant and administer Incentive Awards with are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
4.     Eligibility.
        All active regular full-time and part-time employees who are notified by the Company that they are eligible to participate in the Plan are eligible to participate in the Plan. Except as otherwise provided by the Committee, Participation begins January 1 or the first full Performance Period of employment for newly hired employees. Employees joining eBay via an acquisition during the Plan Year will generally be eligible as of the first full Performance Period of employment unless otherwise notified by the Company. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the Plan unless they are specifically made eligible in writing by an executive officer of the Company. In addition, the Company may, in its sole discretion, provide for a payout under the Plan for any employee who has changed positions and, as a result, may have been eligible to participate in the Plan and another bonus program during a Performance Period.
5.     Performance Measures and Goals.
        (a) The Compensation Committee shall establish performance measures and goals applicable to a particular Performance Period, provided that the outcome of the performance goals are substantially uncertain at the time such goals are established. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of an annual Performance Period, or within the period that is the first 25% of each quarter or other Performance Period.
        (b) Each performance measure applicable to a Performance Period shall identify one or more of the following criteria that are to be monitored for eBay or any business unit during the Performance Period:
            (i) trading volume;
            (ii) users;
            (iii) gross merchandise volume;
            (iv) total payment volume;
            (v) revenue;
            (vi) operating income;
            (vii) EBITDA;
            (viii) net income;
            (ix) earnings per share;

            (x) return on net assets;
            (xi) return on gross assets;
            (xii) return on equity;
            (xiii) cash flow;
            (xiv) net or operating margin;
            (xv) economic profit;
            (xvi) stock price appreciation;
            (xvii) total stockholder return;
            (xviii) employee productivity; and
            (xix) customer satisfaction metrics.
        The measures may be described in terms of growth, an absolute number, or relative to an external group, and may be calculated on a pro forma basis or in accordance with Generally Accepted Accounting Principles. The Compensation Committee may set Performance Periods and performance goals that differ among Eligible Employees.
        (c) The Committee may base performance measures and goals on one or more of the foregoing business criteria.
6.     Establishment of Target Bonuses.
        The Compensation Committee will designate those Eligible Employees who are to be participants in the eIP for that year and will specify the terms and conditions for the determination and payment of an Incentive Award to each Eligible Employee. The Compensation Committee may condition the payment of an Incentive Award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of an annual Performance Period, or within the period that is the first 25% of each quarter or other Performance Period.
7.     Incentive Awards.
        (a) Incentive Awards may be made on the basis of eBay and/or business unit performance measures, goals, and formulas determined by the Committee.
        (b) No Eligible Employee may receive an Incentive Award of more than $3,000,000 or an equivalent amount of equity based on the fair market value of the Company’s common stock on the date of grant in any Plan Year.
        (c) As soon as practicable after the end of each Performance Period, the Compensation Committee will certify in writing whether the stated performance goals have been met and will determine the amount, if any, of the Incentive Award to be paid to each Eligible Employee.
        (d) In determining the Incentive Award, the Compensation Committee will consider the target goals established at the beginning of the Plan Year or applicable Performance Period, the degree to which the established goals were satisfied and any other objective or subjective factors it deems appropriate. The Committee may reduce the amount of, or eliminate altogether, any Incentive Award that would otherwise be payable. Individuals who enter the eIP during the Plan Year may have their awards prorated.
8.     Payment of Incentive Awards.
        Subject to any election duly and validly made by an Eligible Employee with respect to the deferral of all or a portion of his or her Incentive Award, Incentive Awards shall be paid in cash or equity pursuant to an eBay equity-based award plan under which securities have been registered on Form S-8 at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

9.     No Right to Bonus or Continued Employment.
        (a) Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person:
            (i) any legal right to receive, or any interest in, an Incentive Award or any other benefit under the Plan, or
            (ii) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company.
        (b) The Company expressly reserves any and all rights to discharge any Eligible Employee without incurring liability to any person under the Plan or otherwise. Upon such discharge and notwithstanding any other provision hereof and regardless of whether or not specified performance goals have been achieved or the amount of an Incentive Award has been determined, the Company shall have no obligation to pay any Incentive Award, unless the Committee otherwise expressly provides by written contract or other written commitment.
10.     Withholding.
        The Company shall have the right to withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Award.
11.     Nontransferability.
        Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.
12.     Unfunded Plan.
        The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Employee’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.
13.     Adoption, Amendment, Suspension and Termination of the Plan.
        (a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on June 23, 2005 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing January 1, 2005 and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s stockholders, all Incentive Awards awarded under the Plan on or after January 1, 2005 shall be fully effective as if the stockholders had approved the Plan on or before January 1, 2005.
        (b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:
            (i) To increase the maximum amount of Incentive Award that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Employee under the Plan;
            (ii) To materially modify the requirements as to eligibility for participation in the Plan; or
            (iii) To change the material terms of the stated performance goals.
        (c) No Incentive Award may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Award previously awarded under the Plan.

14.     Governing Law.
        The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of Delaware without regard to principles of conflict of laws.

APPENDIX B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
eBay Inc.
    [Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware]
    eBay Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
    1. The name of the corporation is eBay Inc. The date of the filing of its original certification of incorporation with the Secretary of State was March 13, 1998.
    2. This amended and restated certificate of incorporation amends, restates and integrates the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.
    3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full.
ARTICLE I
    The name of the corporation is eBay Inc.
ARTICLE II
    The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, City of Dover 19901, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.
ARTICLE III
    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
    The total number of shares of all classes of stock which the corporation has the authority to issue is Three Billion Five Hundred Ninety Million (3,590,000,000) shares, consisting of two classes: Three Billion Five Hundred Eighty Million (3,580,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share.
    The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.
    Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V
    The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.
ARTICLE VI
    A. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
    B. The directors, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.
    C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by a majority of the directors, although less than a quorum, or (b) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
    D. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.
    E. Special meetings of stockholders of the corporation may be called only by either the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), the Chairman of the Board or the Chief Executive Officer.
ARTICLE VII
    A. To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
    B. To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.
    C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

    In Witness Whereof, this Amended and Restated Certificate of Incorporation of eBay Inc. has been signed and attested as of this            day of June, 2005.

Margaret C. Whitman,
President and Chief Executive Officer
Attest:

Michael R. Jacobson, Secretary

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2005

     The undersigned hereby appoints MARGARET C. WHITMAN, RAJIV DUTTA AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc. to be held on June 23, 2005, at 8:00 a.m. Pacific time at the Silicon Valley Conference Center, El Camino Room, 2161 N. First Street, San Jose, California 95131 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

eBay Inc.
2145 HAMILTON AVE.
SAN JOSE, CA 95125

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions provided.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by eBay Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides to you.

VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to eBay Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EBAY03	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

eBay Inc.

Vote on Directors
The Board of Directors recommends a vote “FOR” the listed nominees.

1.	Election of four directors to hold office until our 2008 Annual Meeting of Stockholders. Nominees: 01) Fred D. Anderson, 02) Edward W. Barnholt, 03) Scott D. Cook and 04) Robert C. Kagle

Vote on Proposals

The Board of Directors recommends a vote “FOR” Proposals 2, 3 and 4.		For	Against	Abstain
2.	To approve our eBay Incentive Plan in order to qualify it under Section 162(m) of the Internal Revenue Code.	☐	☐	☐

3.	To approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 1,790,000,000 to 3,580,000,000 shares.	☐	☐	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2005.	☐	☐	☐

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposals 5 and 6.		For	Against	Abstain

5.	Stockholder proposal regarding granting of performance-vesting shares to senior executives.	☐	☐	☐

6.	Stockholder proposal regarding the voting standard for director elections.	☐	☐	☐

	Yes	No
HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date